As filed with the Securities and Exchange Commission on April 28, 2000
                                                  Registration No. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      under
                           THE SECURITIES ACT OF 1933

                             WESTERN RESOURCES, INC.
             (Exact name of Registrant as specified in its charter)

            Kansas                                    48-0290150
(State or other jurisdiction of            (I.R.S. Employer Identification No.)
incorporation or organization)
                            -------------------------
                             818 South Kansas Avenue
                              Topeka, Kansas 66612
                                 (785) 575-6300
   (Address, including zip code, and telephone number, including area code, of
                    Registrant's principal executive offices)
                                William B. Moore
                            Executive Vice President,
                      Chief Financial Officer and Treasurer
                             Western Resources, Inc.
                             818 South Kansas Avenue
                              Topeka, Kansas 66612
                                 (785) 575-6300
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                            -------------------------
                        Copies of all communications to:

       Richard D. Terrill, Esq.                           Gary W. Wolf, Esq.
       Executive Vice President                        Cahill Gordon & Reindel
General Counsel and Corporate Secretary                     80 Pine Street
        Western Resources, Inc.                        New York, New York 10005
        818 South Kansas Avenue                             (212) 701-3000
          Topeka, Kansas 6612
            (785) 575-6300
                            -------------------------

Approximate date of commencement of proposed sale to public: From time to time after this Registration Statement becomes effective when warranted by market conditions and other factors.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, check the following box. |_|

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If the delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

                                               CALCULATION OF REGISTRATION FEE
======================================================================================================================
                                                                 Proposed Maximum   Proposed Maximum     Amount of
            Title of Each Class of               Amount To Be     Offering Price        Aggregate       Registration
          Securities To Be Registered             Registered     Per Security (1)       Price (1)           Fee
----------------------------------------------- ---------------- ------------------ ------------------ ---------------
First Mortgage Bonds........................     $500,000,000          100%           $500,000,000        $132,000
======================================================================================================================

(1) Estimated solely for purposes of computing the registration fee in accordance with Rule 457(o) under the Securities Act of 1933, as amended.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.



PROSPECTUS                  Subject to Completion, dated April 28, 2000





                                  $500,000,000

                             Western Resources, Inc.

                              First Mortgage Bonds


     We may offer from time to time our first mortgage bonds (which we refer to as the "Securities"), which may be offered separately or together in one or more series, up to an aggregate public offering price of $500,000,000. The Securities will be offered at individual prices and on terms to be determined in light of market conditions at the time of the offering.

     The specific terms of the Securities in respect of which this prospectus is being delivered will be set forth in one or more prospectus supplements.

     We are a Kansas corporation organized in 1924. Our principal executive offices are located at 818 South Kansas Avenue, Topeka, Kansas 66612, and our telephone number is (785) 575-6300.

                             -----------------------


     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

                             -----------------------


               The date of this prospectus is               , 2000 .

                  --------------------------------------------


                                TABLE OF CONTENTS
                                                                         Page

Where You Can Find More Information.......................................1
Forward-Looking Statements................................................3
The Company and its Subsidiaries..........................................4
Ratio of Earnings to Fixed Charges........................................5
Use of Proceeds...........................................................6
Description of New Bonds..................................................7
Book-Entry Securities....................................................11
Plan of Distribution.....................................................13
Legal Opinions...........................................................13
Experts..................................................................13

                       WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended. The Exchange Act file number for our SEC filings is 1-3523. You may read and copy any document we file at the following SEC public reference rooms:


Judiciary Plaza                    500 West Madison Street           7 World Trade Center
450 Fifth Street, N.W.             14th Floor                        Suite 1300
Room 1024                          Chicago, Illinois  60661          New York, New York  10048
Washington, D.C. 20549

     You may obtain information on the operation of the public reference room in Washington, D.C. by calling the SEC at 1-800-SEC-0330.

     We file information electronically with the SEC. Our SEC filings are available from the SEC's Internet site at http://www.sec.gov, which contains reports, proxy and information statements, and other information regarding issuers that file electronically. We maintain an Internet site at http://www.wr.com, which also contains the documents we file electronically with the SEC.

     Our annual, quarterly and special reports, proxy statements and other information may also be inspected at the office of the New York Stock Exchange, 20 Broad Street, New York, New York 10005, on which certain of our securities are traded.

     The SEC allows us to "incorporate by reference" certain documents we file with it, which means that we can disclose important information to you by referring you to those documents. The information in the documents incorporated by reference is considered a part of this prospectus, and information in the documents that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act.

     o our Annual Report on Form 10-K for the year ended December 31, 1999, as amended by an amendment on Form 10-K/A dated and filed on April 3, 2000

     We will provide a copy of the documents we incorporate by reference, at no cost, to any person who receives this prospectus, including any beneficial owner. To request a copy of any or all of these documents, you should write or telephone us at the following address and telephone number:

                                        Western Resources, Inc.
                                        818 South Kansas Avenue
                                        Topeka, Kansas  66612
                                        Attention:  Investor Relations
                                        Telephone No.:  (785) 575-6300

                           FORWARD-LOOKING STATEMENTS

     This document includes and incorporates "forward-looking statements" intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements can generally be identified by the context of the statement and will include words such as we "believe," "anticipate," "expect" or words of similar import. Similarly, statements that describe our future plans, objectives or goals are also forward-looking statements. Such statements address future events and conditions concerning capital expenditures, earnings, litigation, rate and other regulatory matters, the outcome of Protection One accounting issues reviewed by the SEC staff as disclosed in previous filings, possible corporate restructurings, mergers, acquisitions, dispositions, liquidity and capital resources, compliance with debt covenants, interest and dividends, the impact of Protection One's financial condition on our consolidated results, environmental matters, changing weather, nuclear operations, ability to enter new markets successfully and capitalize on growth opportunities in nonregulated businesses, events in foreign markets in which investments have been made, accounting matters, and the overall economy of our service area. What happens in each case could vary materially from what we expect because of such things as electric utility deregulation, including ongoing municipal, state and federal activities; future economic conditions; legislative and regulatory developments; our regulatory and competitive markets; and other circumstances affecting anticipated operations, sales and costs.

                        THE COMPANY AND ITS SUBSIDIARIES

     Western Resources, Inc. is a publicly-traded consumer services company, incorporated in 1924. Our primary business activities are providing electric generation, transmission and distribution services to approximately 628,000 customers in Kansas and providing monitored services to approximately 1.6 million customers in North America, the United Kingdom and continental Europe. Rate regulated electric service is provided by KPL, a division of the company, and Kansas Gas and Electric Company (KGE), a wholly-owned subsidiary. Monitored services in North America are provided by Protection One, Inc. (Protection One), a publicly traded, approximately 85%-owned subsidiary. Monitored services in the United Kingdom and continental Europe are provided by subsidiaries of Westar Capital, Inc. (Westar Capital), a wholly owned subsidiary. KGE owns 47% of Wolf Creek Nuclear Operating Corporation, the operating company for Wolf Creek Generating Station. In addition, through our 45% ownership interest in ONEOK, Inc. (ONEOK), natural gas transmission and distribution services are provided to approximately 1.4 million customers in Oklahoma and Kansas. Our investments in Protection One and ONEOK are owned by Westar Capital.

     On March 28, 2000, our board of directors approved the separation of our regulated electric utility businesses and our non-electric utility businesses. The separation is currently expected to be effected through an exchange offer to be made to our shareholders in the third quarter of 2000. The exchange ratio will be described in materials furnished to shareholders upon commencement of the exchange offer. The impact on our financial position and operating results cannot be known until the exchange ratio is determined. We expect to complete the separation in the fourth quarter of 2000, but no assurance can be given that the separation will be completed. For further information, see our Current Report on Form 8-K filed with the SEC on March 29, 2000.

                       RATIO OF EARNINGS TO FIXED CHARGES

     The following table sets forth our ratios of earnings from continuing operations to fixed charges for each of the periods indicated:

                                                           Year Ended December 31,
                                                 1995      1996    19971     19982     19993
                                                 ----      ----    -----     -----     -----
Ratio of earnings from continuing operations
to fixed charges ..........................      2.41x     2.16x     4.31x      1.21x     .88x


----------

1 During 1997, we sold our Tyco International Ltd. stock investment and realized a pre-tax gain of $864 million.

2 During 1998, we recorded a non-cash pre-tax expense of $98.9 million to exit the international power development business.

3 Our earnings in 1999 were $45.1 million less than our fixed charges. During 1999, we recorded a non-cash pre-tax expense of $76.2 million to recognize the impairment of marketable securities. Please see the other information about our results that

                                 USE OF PROCEEDS

     The proceeds from the sale of the Securities will be used to pay off indebtedness and for general corporate purposes, including capital investments. Please see our discussion of Liquidity and Capital Resources in our Annual Report on Form 10-K for the year ended December 31, 1999 (as amended) for more details on our financing needs. We will provide further information concerning the use of proceeds of the Securities in the prospectus supplement relating to them. The balance of funds required for these purposes is expected to be obtained principally from internal cash generation and the issuance of other debt or equity securities.

                            DESCRIPTION OF NEW BONDS

     The first mortgage bonds are to be issued under and secured by the Mortgage and Deed of Trust, dated July 1, 1939, between Western Resources, Inc. and Harris Trust and Savings Bank, as Trustee (the "Trustee"), as supplemented and amended by thirty-three supplemental indentures and as to be supplemented and amended by a new supplemental indenture or indentures providing for the series of first mortgage bonds to which this Prospectus relates (the original mortgage as so supplemented and amended we will refer to as the "Mortgage" in the following discussion). We will refer to the first mortgage bonds we plan to issue pursuant to the Registration Statement of which this Prospectus is a part as the "New Bonds" and to all the first mortgage bonds issued or issuable under the Mortgage as the "Bonds." The Mortgage has been filed as an exhibit to the Registration Statement of which this Prospectus is a part.

     What follows is a brief summary of certain provisions contained in the Mortgage.

General

     The New Bonds will be issued only in the form of registered bonds without coupons in denominations of $1,000 and multiples thereof. The New Bonds will be issued in the form of one or more fully registered global certificates representing the aggregate principal amount of the New Bonds and will be deposited with The Depository Trust Company ("DTC"). See "Book-Entry Securities."

     The prospectus supplement for each series of New Bonds will set forth the issue date, maturity date, interest rate and interest payment dates applicable to such series.

     Subject to certain exceptions provided in the Mortgage, interest is payable at either the office of the Trustee in Chicago, Illinois, or of the Paying Agent, Harris Trust and Savings Bank, New York, New York, to the persons in whose names the New Bonds are registered at the close of business on the tenth day prior to the interest payment date (the "Record Date") or, at our option, may be paid by checks mailed to those persons at their registered addresses. Principal of the New Bonds is to be payable at either of our agencies.

     There will be no improvement or maintenance fund for the New Bonds. The applicable prospectus supplement will set forth any sinking fund provided for a particular series of New Bonds.

Redemption Provisions

     The prospectus supplement for each series of New Bonds will set forth the redemption provisions, if any, of the New Bonds.

Issuance of Additional Bonds

     Additional Bonds ranking equally with the Bonds of other series then outstanding may be issued having dates, maturities, interest rates, redemption prices and other terms as may be determined by our board of directors. Additional Bonds may be issued in principal amounts not exceeding the sum of:

          (1) 60% (so long as Bonds issued prior to January 1, 1997 remain outstanding, and thereafter 70%) of the net bondable value of property additions not subject to an unfunded prior lien;

          (2) the principal amount of Bonds retired or to be retired (except out of trust moneys); and

          (3) the amount of cash deposited with the Trustee for such purpose, which may thereafter be withdrawn upon the same basis that additional Bonds are issuable under (1) or (2) above.

     Additional Bonds may not be issued on the basis of property additions subject to an unfunded prior lien. (Mortgage, Article III; Twenty-Eighth, Twenty-Ninth, Thirtieth, Thirty-First and Thirty-Second Supplemental Indentures,
Article V.)

     As of March 31, 2000, we had approximately $386.9 million of net bondable property additions not subject to unfunded prior liens enabling us to issue approximately $232.1 million principal amount of additional Bonds on such date. As of March 31, 2000, we may also issue up to approximately $200.0 million of additional Bonds on the basis of Bonds which have been retired. The New Bonds may be issued against the principal amount of Bonds retired or to be retired.

     In addition to the restrictions discussed above, so long as Bonds issued prior to January 1, 1997 remain outstanding, additional Bonds may not be issued unless our unconsolidated net earnings available for interest, depreciation and property retirements for a period of any 12 consecutive months during the period of 15 calendar months immediately preceding the first day of the month in which the application for authentication and delivery of additional Bonds is made shall have been not less than the greater of two times the annual interest charges on, or 10% of the principal amount of, all Bonds then outstanding, all additional Bonds then applied for, all outstanding prior lien bonds and all prior lien bonds, if any, then being applied for. Bonds cancelled at or prior to the time application is made for the issuance of New Bonds are not deemed to be outstanding for purposes of calculating interest charges in determining whether the net earnings test is met for the issuance of additional Bonds. Bonds or prior lien bonds for which moneys sufficient for the payment thereof have been deposited are not considered outstanding for this purpose.

     The net earnings test referred to in the previous paragraph need not be satisfied to issue additional Bonds:

     o on the basis of property additions subject to an unfunded prior lien which simultaneously will become a funded prior lien, if application for the issuance of the additional Bonds is made at any time after a date two years prior to the date of the maturity of the Bonds secured by the prior lien and

     o on the basis of the payment at maturity of Bonds theretofore issued by us, or the redemption, conversion or purchase of Bonds after a date two years prior to the date on which those Bonds mature.

     Based on our results for the year ended December 31, 1999, and giving effect to the maturity of $75 million principal amount of Bonds on March 1, 2000, we could issue approximately $416 million principal amount of additional Bonds (assuming an interest rate of 9 1/2%, without giving effect to the issuance of the New Bonds offered hereby). (Mortgage, Article III, Sections 3, 4, and 6; Twenty-Eighth, Twenty-Ninth, Thirtieth, Thirty-First and Thirty-Second Supplemental Indentures, Article V.) We have reserved the right to amend the Mortgage to eliminate the foregoing requirement. See "Modification of the Mortgage."

Release and Substitution of Property

     The Mortgage provides that, subject to various limitations, property may be released from the lien thereof upon the basis of cash deposited with the Trustee, Bonds or purchase money obligations delivered to the Trustee, prior lien bonds delivered to the Trustee, or unfunded net property additions certified to the Trustee. (Mortgage, Article VII.)

     The Mortgage also in effect permits the withdrawal of cash against the certification to the Trustee of gross property additions at 100%, or the net bondable value of property additions at 60% (so long as Bonds issued prior to January 1, 1997 remain outstanding, and thereafter 70%), or the deposit with the Trustee of Bonds we have acquired. (Mortgage, Article VIII; Sections 1-3; Twenty-Eighth, Twenty-Ninth, Thirtieth, Thirty-First and Thirty-Second Supplemental Indentures,
Article V.)

     The Mortgage contains special provisions with respect to the release of all or substantially all of our gas and electric properties. (Twenty-Eighth, Twenty-Ninth, Thirtieth, Thirty-First and Thirty-Second Supplemental Indentures,
Article IV, Sections 2 and 3.) We have reserved the right to amend the Mortgage to change the release and substitution provisions. See "Modification of the Mortgage."

Priority and Security

     In the opinion of Richard D. Terrill, Esq., our General Counsel, the New Bonds will be secured, equally and ratably with all of the Bonds now outstanding or hereafter issued under the Mortgage, by the lien on substantially all of our fixed property and franchises purported to be conveyed by the Mortgage, subject to the exceptions referred to below, to certain minor leases and easements, permitted liens and to the exceptions and reservations in the instruments by which we acquired title to our property and to the prior lien of the Trustee for compensation, expenses and liability.

     In the opinion of Mr. Terrill, the Mortgage constitutes a lien on after-acquired property of the character intended to be mortgaged property.

     Excepted from the lien of the Mortgage are:

     o    cash and accounts receivable;

     o    contracts or operating agreements;

     o    securities not pledged under the Mortgage;

     o electric energy, gas, water, materials and supplies held for consumption in operation or held in advance of use for fixed capital purposes; and

     o merchandise, appliances and supplies held for resale or lease to customers.

     There is further expressly excepted any property of any other corporation, all the securities of which may be owned or later acquired by us. (Granting Clauses of the Mortgage.) The lien of the Mortgage does not apply to property of KGE so long as KGE remains our wholly owned subsidiary, to the stock of KGE owned by us or to the stock of any of our other subsidiaries.

     The Mortgage permits our consolidation or merger with, or the conveyance of all or substantially all of our property to, any other corporation; provided, that the successor corporation assumes the due and punctual payment of the principal and interest on the Bonds of all series then outstanding under the Mortgage and assumes the due and punctual performance of all the covenants and conditions of the Mortgage. (Mortgage, Article XII, Section 1.)

Modification of the Mortgage

     The Mortgage may be modified or altered, subject to our rights and obligations and the rights of holders of Bonds, by the written consent of the holders of at least 60% in principal amount of the Bonds, and, if the rights of one or more, but less than all, series of Bonds then outstanding are to be affected by action taken pursuant to such consent, then also by consent of the holders of at least 60% in principal amount of each series of Bonds so affected. No modification or alteration may be made which will permit the extension of the time or times of payment of the principal of or interest on any Bond or a reduction in the rate of interest thereon, or otherwise affect the terms of payment of the principal of or interest on any Bond or a reduction in the rate of interest thereon or reduce the percentages required for the taking of any action thereunder. Bonds owned by us or any affiliated corporation are excluded for the purpose of any vote, determination of a quorum or consent. (Mortgage, Article XV; Section 6; Twenty-Eighth, Twenty-Ninth, Thirtieth, Thirty-First and Thirty-Second Supplemental Indentures, Article V, Sections 3 and 4.)

     The Mortgage also provides that without the consent of any holder of any Bond issued thereunder, the right of such holder to receive payment of the principal of and interest on such Bond, on or after the respective due dates expressed in such Bond, or to institute suit for the enforcement of any payment on or after such respective dates shall not be impaired or affected. (Mortgage, Article XXII, Section 2.)

     We have reserved the right subject to appropriate corporate action, but without the consent or other action of holders of Bonds of any series created after January 1, 1997, to make such amendments to the Mortgage to permit, unless an event of default shall have happened and be continuing, or shall happen as a result of making or granting an application,

     (1) the release from the lien of the Mortgage any mortgaged property if our fair value of all of the property constituting the trust estate (excluding the mortgaged property to be released but including any mortgaged property to be acquired by us with the proceeds of, or otherwise in connection with, such release) equals or exceeds an amount equal to 10/7ths of the aggregate principal amount of outstanding Bonds and any prior lien bonds outstanding at the time of such release;

     (2) in the event we are unable to obtain a release of property as described in clause (1), the release from the lien of the Mortgage of any property constituting part of the trust estate if our fair value thereof is less than 1/2 of 1% of the aggregate principal amount of Bonds and prior lien bonds outstanding at the time of such release; provided, that the property released pursuant to this clause (2) in any period of 12 consecutive calendar months shall not exceed 1% of such Bonds and prior lien bonds;

     (3) the deletion of the net earnings test for the issuance of additional Bonds;

     (4) the deletion of the requirement to obtain an independent engineer's certificate in connection with certain releases of property from the lien of the Mortgage; and

     (5) the deletion of a financial test to be met by another corporation in the event of our consolidation or merger into or our sale of our property as an entirety or substantially as an entirety to such other corporation. (Thirty-Third Supplemental Indenture, Article V)

Events of Default

     An event of default under the Mortgage includes:

     o default in the payment of the principal of any Bond when the same shall become due and payable, whether at maturity or otherwise;

     o default continuing for 30 days in the payment of any installment of interest on any Bond or in the payment or satisfaction of any sinking fund obligation;

     o default in performance or observance of any other covenant, agreement or condition in the Mortgage continuing for a period of 60 days after written notice to us thereof by the Trustee or by the holders of not less than 15% of the aggregate principal amount of all Bonds then outstanding;

     o failure to discharge or stay within 30 days a final judgment against us for the payment of money in excess of $100,000; and

     o certain events in bankruptcy, insolvency or reorganization. (Mortgage, Article IX, Section 1.)

     The Trustee is required, within 90 days after the occurrence thereof, to give to the holders of the Bonds notice of all defaults known to the Trustee unless such defaults shall have been cured before the giving of such notice (the term "defaults" for such purposes being defined to be the events specified above, not including any periods of grace); provided, however, that except in the case of default in the payment of the principal of or interest on any of the Bonds, or in the payment or satisfaction of any sinking or purchase fund installment, the Trustee shall be protected in withholding notice if and so long as the Trustee in good faith determines that the withholding of notice is in the interests of the holders of the Bonds and, in the case of any default specified in the third bullet point above, no notice shall be given until at least 60 days after the occurrence thereof. (Mortgage, Article XIX, Section 3.) The Trustee is under no obligation to defend or initiate any action under the Mortgage which would result in the incurring of non-reimbursable expenses unless one or more of the holders of Bonds issued under the Mortgage, including the New Bonds, furnishes the Trustee with reasonable indemnity against such expenses. In the event of default, the Trustee is not required to act unless requested to act by holders of at least 25% in aggregate principal amount of the Bonds then outstanding. (Mortgage, Article IX, Sections 1 and 4, Article XIII, Section 2 and Article XXI, Section 6.) In addition, a majority of the Bondholders have the right to direct all proceedings under the Mortgage; provided, the Trustee is indemnified to its satisfaction. (Mortgage, Article IX, Section 11.)

                              BOOK-ENTRY SECURITIES

     The Securities will be issued in the form of one or more global certificates (collectively, with respect to each series or issue of Securities, the "global security") registered in the name of a depositary or a nominee of a depositary. Unless otherwise specified in the applicable prospectus supplement, the depositary will be DTC.

     We have been informed by DTC that its nominee will be Cede & Co. ("Cede"). Accordingly, Cede is expected to be the initial registered holder of the Securities that are issued in global form. No person that acquires an interest in the Securities will be entitled to receive a certificate representing that person's interest in such Securities except as set forth herein or in the accompanying prospectus supplement. Unless and until definitive Securities are issued under the limited circumstances described below, all references to actions by holders of Securities issued in global form shall refer to actions taken by DTC upon instructions from its Participants (as defined below), and all references herein to payments and notices to the holders shall refer to payments and notices to DTC or Cede, as the registered holder of such Securities.

     DTC has informed us that it is a limited purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to Section 17A of the Exchange Act, and that it was created to hold securities for its participating organizations ("Participants") and to facilitate the clearance and settlement of securities transactions among Participants through electronic book-entry, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations, and may include certain other organizations. Indirect access to the DTC system also is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly ("Indirect Participants").

     Holders that are not Participants or Indirect Participants but that desire to purchase, sell or otherwise transfer ownership of, or other interests in, Securities may do so only through Participants and Indirect Participants. Under a book-entry format, holders may experience some delay in their receipt of payments, as such payments will be forwarded by the agent designated by us to Cede, as nominee for DTC. DTC will forward such payments to its Participants, which thereafter will forward them to Indirect Participants or holders. Holders will not be recognized by the trustee or us as registered holders of the Securities entitled to the benefits of the indenture or the terms of the Securities. Holders that are not Participants will be permitted to exercise their rights as such only indirectly through and subject to the procedures of Participants and, if applicable, Indirect Participants.

     Under the rules, regulations and procedures creating and affecting DTC and its operations as currently in effect, DTC will be required to make book-entry transfers of Securities among Participants and to receive and transmit payments to Participants. Participants and Indirect Participants with which holders have accounts with respect to the Securities similarly are required to make book-entry transfers and receive and transmit such payments on behalf of their respective holders.

     Because DTC can act only on behalf of Participants, who in turn act only on behalf of holders or Indirect Participants, and on behalf of certain banks, trust companies and other persons approved by it, the ability of a holder to pledge Securities to persons or entities that do not participate in the DTC system, or to otherwise act with respect to those Securities, may be limited due to the absence of physical certificates for those Securities.

     DTC has advised us that it will take any action permitted to be taken by a registered holder of any Securities under the indenture or the terms of the Securities only at the direction of one or more Participants to whose accounts with DTC those Securities are credited.

     A global security will be exchangeable for the relevant definitive Securities registered in the names of persons other than DTC or its nominee only if:

          (i) DTC notifies us that it is unwilling or unable to continue as depository for that global security or if at any time DTC ceases to be a clearing agency registered under the Exchange Act at a time when DTC is required to be so registered in order to act as depository,

          (ii) we execute and deliver to the trustee an order complying with the requirements of the indenture that global security shall be so exchangeable or

          (iii) there has occurred and is continuing a default in the payment of principal of, premium, if any, or interest on, the Securities or an Event of Default or an event that, with the giving of notice or lapse of time, or both, would constitute an Event of Default with respect to such Securities.

Any global security that is exchangeable pursuant to the preceding sentence will be exchangeable for Securities or definitive Securities registered in those names as DTC directs.

     Upon the occurrence of any event described in the immediately preceding paragraph, DTC is generally required to notify all Participants of the availability through DTC of definitive Securities. Upon surrender by DTC of the global security representing the Securities and delivery of instructions for re-registration, the trustee will reissue the Securities as definitive Securities, and thereafter the trustee will recognize the holders of such definitive Securities as registered holders of Securities entitled to the benefits of the indenture or the terms of the Securities, as the case may be.

     Except as described above, the global security may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC or a successor depositary appointed by us. Except as described above, DTC may not sell, assign, transfer or otherwise convey any beneficial interest in a global security evidencing all or part of the debt securities unless such beneficial interest is in an amount equal to an authorized denomination for the Securities.

                              PLAN OF DISTRIBUTION

     We may sell the Securities in any of the following ways: (i) through underwriters or dealers; (ii) directly to one or more purchasers; or (iii) through agents. The applicable prospectus supplement will set forth the terms of the offering of any Securities, including the names of any underwriters or agents, the purchase price of the Securities and the proceeds to us from such sale, any underwriting discounts and other items constituting underwriters' compensation, any initial public offering price, any discounts or concessions allowed or reallowed or paid to dealers and any securities exchanges on which the Securities may be listed.

     Any specific managing underwriter or underwriters with respect to the offer and sale of the Securities and the members of the underwriting syndicate, if any, will be named in a prospectus supplement. Underwriters will not be obligated to make a market in any of the Securities. Unless otherwise set forth in a prospectus supplement, underwriters will be obligated to purchase all of the Securities offered, subject to certain conditions precedent.

     The prospectus supplement will describe the discounts and commissions to be allowed or paid to underwriters, if any, all other items constituting underwriting compensation, the discounts and commissions to be allowed or paid to dealers and agents, if any, and the exchanges, if any, on which the Securities will be listed.

     Underwriters, dealers and agents may be entitled, under agreements to be entered into with us, to indemnification against or to contribution with respect to certain civil liabilities, including liabilities under the Securities Act of 1933, as amended.

                                 LEGAL OPINIONS

     The statements as to matters of law and legal conclusions set forth in this Prospectus and in the documents incorporated by reference herein have been reviewed by Richard D. Terrill, Esq., Executive Vice President, General Counsel and Corporate Secretary of the Company, and are set forth or incorporated herein in reliance upon the opinion of Mr. Terrill.

     Certain legal matters in connection with the Securities will be passed upon by Richard D. Terrell, Esq., Executive Vice President, General Counsel and Corporate Secretary of the Company and by Cahill Gordon & Reindel, counsel for the Company. Cahill Gordon & Reindel will not pass upon the incorporation of the Company and will rely upon the opinion of Mr. Terrill, Esq. as to matters of Kansas law.

     At March 31, 2000, Mr. Terrill owned directly and/or beneficially 2,519 shares of Common Stock and had been granted, pursuant to and subject to the terms of the Company's long-term incentive and compensation programs, 40,493 performance shares and stock options exercisable for 32,200 shares of Common Stock.

                                     EXPERTS

     The financial statements and schedule incorporated by reference in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following is an itemized statement of the estimated amounts of all expenses in connection with the issuance and distribution of the Securities. It is likely that the issuance and sale of the Securities will be made by sales through more than one offering and therefore some of the following expenses will be prorated among the number of offerings made by the aggregate amount of Securities offered in each case.

     Securities and Exchange Commission registration fee.......$132,000
     Printing fees...............................................40,000
     Trustee's fees..............................................50,000
     Legal fees and expenses....................................350,000
     Accounting fees and expenses................................30,000
     Rating agency fees.........................................225,000
     Other miscellaneous expenses............................... 50,000
                                                                -------
              Total ...........................................$877,000
                                                                =======

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Article XVIII of the Registrant's Restated Articles of Incorporation, as amended, provides that a director of the Registrant shall not be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for paying a dividend or approving a stock repurchase in violation of the Kansas General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit. This provision is specifically authorized by Section 17-6002(b)(8) of the Kansas General Corporation Law.

     Section 17-6305 of the Kansas General Corporation Law (the "Indemnification Statute") provides for indemnification by a corporation of its corporate officers, directors, employees and agents. The Indemnification Statute provides that a corporation may indemnify such persons who have been, are, or may become a party to an action, suit or proceeding due to his or her status as a director, officer, employee or agent of the corporation. Further, the Indemnification Statute grants authority to a corporation to implement its own broader indemnification policy. Article XVIII of the Company's Restated Articles of Incorporation, as amended, requires the Company to indemnify its directors and officers to the fullest extent provided by Kansas law. Further, as is provided for in Article XVIII, the Company has entered into indemnification agreements with its directors, which provide indemnification broader than that available under Article XVIII and the Indemnification Statute.

     The Standard Purchase Agreement filed as Exhibit 1 to the Registration Statement includes provisions requiring underwriters to indemnify the Company as well as its directors and officers who signed this Registration Statement, as well as its controlling persons, against certain civil liabilities, including liabilities under the Securities Act of 1933, in certain circumstances.

ITEM 16. EXHIBITS

   Exhibit No.      Exhibit

     1    Standard Purchase Agreement (1)

     4(a) Mortgage and Deed of Trust dated July 1, 1939 between the Company and
          Harris Trust and Savings Bank, Trustee (2)

     4(b) Twenty-Eighth Supplemental Indenture dated July 1, 1992 (2)

     4(c) Twenty-Ninth Supplemental Indenture dated as of August 20, 1992 (2)

     4(d) Thirtieth Supplemental Indenture dated as of February 1, 1993 (2)

     4(e) Thirty-First Supplemental Indenture dated as of April 15, 1993 (2)

     4(f) Thirty-Second Supplemental Indenture dated as of April 15, 1994 (2)

     4.1 Thirty-Third Supplemental Indenture dated as of August 11, 1997 (1)

     4.2 Form of Supplemental Indenture for New Bonds (1)

     5    Opinion of Richard D. Terrill, Esq. (1)

     12   Computation of Ratio of Earnings to Fixed Charges (2)

     23(a) Consent of Richard D. Terrill, Esq. (contained in Exhibit 5) (1)

     23(b) Consent of Arthur Andersen LLP (1)

     24 Power of Attorney (set forth on the signature page of this Registration Statement)

     25(a) Statement of Eligibility of Trustee regarding Form of Supplemental
          Indenture (1)

--------------

(1)  Filed herewith.

(2) Incorporated by reference to exhibits previously filed with the SEC as follows:

     Exhibit Number in this          Former Exhibit
     Registration Statement             Reference         File Reference
     ----------------------             ---------         --------------
           1                                 1            33-48470*
           4(a)                           4(a)            33-21739*
           4(b)                           4(o)            Form 10-K, Year ended December 31, 1992**
           4(c)                           4(p)            Form 10-K, Year ended December 31, 1992**
           4(d)                           4(q)            Form 10-K, Year ended December 31, 1992**
           4(e)                           4(r)            33-50069*


                                      II-2

           4(f)                           4(s)            Form 10-K, Year ended December 31, 1995**
           12                             12              Form 10-K, Year ended December 31, 1999**

--------------

(*)      Registration Statements under the Securities Act of 1933.

(**)     File No. 1-3523 under the Securities Exchange Act of 1934.

ITEM 17. UNDERTAKINGS

     The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offer of those securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4) That for the purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of those securities at that time shall be deemed to be the initial bona fide offering thereof.

          (5) In the event that the terms of any offers and sales of the Securities are determined by competitive bidding (i) to use its best efforts to distribute, prior to the opening of bids, to prospective bidders, underwriters and dealers a reasonable number of copies of a prospectus which at the time meets the requirements of section 10(a) of the Securities Act of 1933, and relating to the securities offered at competitive bidding, as contained in the registration statement together with any supplements thereto and (ii) to file an amendment to the registration statement reflecting the results of competitive bidding.

          (6) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or controlling persons of Western, pursuant to the provisions described under
     Item 15 above, Western has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in said Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Western of expenses incurred or paid by a director or officer of Western in the successful defense of any action, suit or proceeding) is asserted by such director or officer in connection with the securities being registered hereby and the Securities and Exchange Commission is still of the same opinion, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in said Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, Western Resources, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Topeka, State of Kansas, on April 28, 2000.

                                 WESTERN RESOURCES, INC.


                                 By: /s/David C. Wittig
                                     ------------------
                                     Name:  David C. Wittig
                                     Title: Chairman of the Board,
                                            President and Chief Executive
                                            Officer


                                POWER OF ATTORNEY

     Each person whose signature appears below hereby constitutes and appoints David C. Wittig, William B. Moore and Richard D. Terrill and each acting alone, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his name, place and stead, in any and all capacities, to sign any or all amendments or supplements to this Registration Statement and to file the same with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing necessary or appropriate to be done with this Registration Statement and any amendments or supplements hereto, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature                                   Title                                         Date
---------                                   -----                                         ----

/s/David C. Wittig                          Chairman of the Board, President and Chief     April 28, 2000
--------------------------------------      Executive Officer (Principal Executive
(David C. Wittig)                           Officer)

/s/William B. Moore                         Executive Vice President and Chief             April 28, 2000
--------------------------------------      Financial Officer (Principal Financial and
(William B. Moore)                          Accounting Officer)

/s/Frank J. Becker                          Director                                       April 28, 2000
--------------------------------------
(Frank J. Becker)

/s/Gene A. Budig                            Director                                       April 28, 2000
--------------------------------------
(Gene A. Budig)



                                      II-5

Signature                                   Title                                         Date
---------                                   -----                                         ----

/s/Charles Q. Chandler, IV                  Director                                       April 28, 2000
--------------------------------------
(Charles Q. Chandler, IV)

/s/John C. Dicus                            Director                                       April 28, 2000
--------------------------------------
(John C. Dicus)

/s/Owen F. Leonard                          Director                                       April 28, 2000
--------------------------------------
(Owen F. Leonard)

/s/Russell W. Meyer, Jr.                    Director                                       April 28, 2000
--------------------------------------
(Russell W. Meyer, Jr.)

/s/John C. Nettels, Jr.                     Director                                       April 28, 2000
--------------------------------------
(John C. Nettels, Jr.)

/s/Jane Desner Sadaka                       Director                                       April 28, 2000
--------------------------------------
(Jane Desner Sadaka)

/s/Louis W. Smith                           Director                                       April 28, 2000
--------------------------------------
(Louis W. Smith)

                                  EXHIBIT INDEX

Exhibit No.        Exhibit                                             Page
-----------        -------                                             ----

     1    Standard Purchase Agreement

     4(a) Mortgage and Deed of Trust dated July 1, 1939 between the Company and Harris Trust and Savings Bank, Trustee *

     4(b) Twenty-Eighth Supplemental Indenture dated
          July 1, 1992 *

     4(c) Twenty-Ninth Supplemental Indenture dated as of August 20, 1992 *

     4(d) Thirtieth Supplemental Indenture dated as of
          February 1, 1993 *

     4(e) Thirty-First Supplemental Indenture dated as of April 15, 1993 *

     4(f) Thirty-Second Supplemental Indenture dated as of April 15, 1994 *

     4.1 Thirty-Third Supplemental Indenture dated as of August 11, 1997

     4.2 Form of Supplemental Indenture for New Bonds

     5    Opinion of Richard D. Terrill, Esq.

     12   Computation of Ratio of Earnings to Fixed
          Charges *

     23(a) Consent of Richard D. Terrill, Esq.
          (contained in Exhibit 5)

     23(b) Consent of Arthur Andersen LLP

     24 Power of Attorney (set forth on the signature page of this Registration Statement)

     25(a) Statement of Eligibility of Trustee regarding Form of Supplemental Indenture

--------------------------

*    Previously filed.